UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ASTRONOVA, INC.

(Name of Registrant as Specified In Its Charter)

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News Release

FOR IMMEDIATE RELEASE

AstroNova Letter to Shareholders

Highlights Board’s Commitment to Shareholder Value

AstroNova’s Board remains committed to delivering shareholder value; believes current strategy will drive growth, profitability and long-term value

AstroNova’s Board shares many of Samir Patel’s concerns; the Board and management began actively addressing many of these issues long before Samir commenced his proxy contest

AstroNova’s Board believes a reasonable settlement is best for shareholders and attempted a collaborative and amicable approach to resolve an ill-advised proxy contest that proposes a takeover of the Company without a takeover premium to shareholders

Samir Patel today wholeheartedly rejected our effort to find a collaborative solution as he had suggested he was open to — his response was that the Board needed to do things his way or he will continue the proxy fight

WEST WARWICK, R.I., June 24, 2025 — AstroNova, Inc. (Nasdaq: ALOT), a leading innovator in data visualization technology, has published a letter to shareholders outlining shared concerns with Samir Patel and actions that have already been taken to address these issues. Additional information regarding the Company and its progress can be found in the investor presentation that was filed with the U.S. Securities and Exchange Commission (“SEC”) in connection with its upcoming Annual Meeting of Shareholders scheduled to be held on Wednesday, July 9, 2025. The presentation can be found at the Company’s website: https://investors.astronovainc.com/investors/protect-your-investment/.

Dear Fellow Shareholders,

I am Richard S. Warzala, Lead Independent Director of AstroNova. I write to you today to assure you that your Board of Directors shares many of Samir’s concerns. This Board has directed a number of actions that are already making AstroNova better. Importantly, as a governing body, the Board has an obligation to all of its shareholders to act in their best interests. This often means undertaking actions which, for the benefit of the Company and its shareholders, are not aired in public. We all agree that the MTEX acquisition, which has meaningful strategic value, did not go as planned despite a due diligence process that included the engagement of accountants, legal counsel and other professionals in Europe and, specifically, Portugal and the U.S. Acquisitions don’t always go as planned and when that happens, the key to success is developing a corrective action plan to recover as quickly as possible. In addition to completely restructuring the acquisition, we enhanced the operation with key local resources and leveraged the very capable AstroNova team to drive change almost immediately following the closing.

Further actions taken by the Board and management to improve value included:

•	We measurably enhanced our accounting and finance department with the addition of our new CFO in June 2024. We found Tom DeByle through a search that was started in the fall of 2023.

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We have greatly strengthened the leadership in our Product Identification segment. Jorik Ittmann joined us in September last year as a result of a search that had begun earlier in 2024. He has excellent experience in growing print manufacturing businesses, and we are excited about the many changes he has already made in that segment.

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Letter to Shareholders Highlights Board’s Commitment to Shareholder Value

June 24, 2025

•

We also realigned the operating structure of AstroNova for improved autonomy and ownership for each segment. This change has already been demonstrated with a greater sense of urgency to execute change through improved decision making at the segment level.

•	We recently restructured the compensation program to drive greater focus by the leadership on working capital management, cash generation and earnings per share in addition to revenue growth.

We also have been disappointed in the decline in shareholder value, especially since the acquisition, but believe the Company is on track to return share value to levels seen prior to the pandemic when we had realized returns of nearly 90% over 5 years. We also believe that a reasonable settlement is best for our shareholders and are quite open to a collaborative and amicable approach. We engaged with Samir for this exact purpose, but despite discussions, Samir was not open to collaboration as he indicated he would be. This is a serious disappointment.

We welcome having conversations with any shareholder and appreciate your investment and patience.

With kind regards,

Richard S. Warzala

Lead Independent Director, AstroNova, Inc.

We ask Shareholders to Vote “FOR” AstroNova’s six highly qualified director nominees on the WHITE universal proxy card TODAY

We, the Board of Directors of AstroNova, Inc. (the “Company” or “AstroNova”), urge shareholders to protect their investment by voting the WHITE proxy card for only AstroNova’s six nominees and not the Samir Patel and Askeladden Capital Management LLC (“Askeladden”) nominees.

The 2025 Annual Meeting of Shareholders of AstroNova will be held at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts on Wednesday, July 9, 2025, and all shareholders of record as of the close of business on May 15, 2025, are entitled to vote at the meeting.

Shareholders with any questions about how to vote their shares may call the Company’s proxy solicitor, Alliance Advisors, toll-free at 1-844-202-6164.

About AstroNova

AstroNova (Nasdaq: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze, and present data in multiple formats. Its strategy is to drive profitable growth through innovative new technologies, building its installed base to expand recurring revenue while strategically sourcing its replacement products.

The Product Identification segment provides a wide array of digital, end-to-end product marking and identification solutions, including hardware, software, and supplies for OEMs, commercial printers, and brand owners. The Aerospace segment provides products designed for airborne printing solutions, avionics, and data acquisition. Aerospace products include flight deck printing solutions, networking hardware, and specialized aerospace-grade supplies. Data acquisition systems are used in research and development, flight testing, missile and rocket telemetry, production monitoring, power, and maintenance applications.

For more information please visit: https://astronovainc.com/.

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000

AstroNova Letter to Shareholders Highlights Board’s Commitment to Shareholder Value

June 24, 2025

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but rather reflect AstroNova’s current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning AstroNova’s anticipated performance, involve risks, uncertainties and other factors, some of which are beyond AstroNova’s control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to (i) the risk that our recent leadership changes and enhancements to our incentive compensation programs will not lead to the improved results we expect; and (ii) those factors set forth in AstroNova’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and subsequent filings AstroNova makes with the Securities and Exchange Commission. AstroNova undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

Important Additional Information

In connection with its 2025 Annual Meeting of Shareholders, AstroNova has filed a definitive proxy statement with the SEC and caused it to be mailed, together with an annual report and proxy card, to each of our shareholders. The proxy statement and a copy of the other materials that we file with the SEC from time to time, including our Annual Report on Form 10-K, as amended, for the fiscal year ended January 31, 2025, may be obtained free of charge via the Internet at www.sec.gov and through the Investor Relations page of our corporate website, https://investors.astronovainc.com/investors/financial-reports/annual-reports-and-proxy/default.aspx. In addition, investors and security holders may obtain free copies of the proxy statement, the annual report and other proxy materials by directing a written request to ALOTproxy@allianceadvisors.com.

The proxy statement and other relevant materials we have made or will make available contain important information about the director nominees and the other matters to be voted upon by shareholders at the 2025 Annual Meeting of Shareholders. AstroNova urges shareholders to read the proxy statement, and any other relevant materials we make available, before making any decision with respect to the matters to be voted upon at the 2025 Annual Meeting of Shareholders, including the election of directors.

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Investor/Media Contact:

Deborah Pawlowski, IRC, Alliance Advisors

Email: dpawlowski@allianceadvisors.com

Phone: 716.843.3908

AstroNova Inc. | 600 East Greenwich Avenue | West Warwick, RI 02893 | 401.828.4000